EXHIBIT 8.1

SUBSIDIARIES OF AVG TECHNOLOGIES N.V.

As of December 31, 2013, AVG Technologies N.V. was the parent company of the following direct and indirect subsidiaries:

Name of subsidiary	Jurisdiction of Organization / Formation
AVG Technologies Holdings B.V.	Netherlands

All subsidiaries listed below are 100% subsidiaries of AVG Technologies Holdings B.V., unless otherwise noted:

AVG Technologies USA Inc.	Delaware, United States

AVG Technologies CZ, s.r.o. (99,99%, 0.01% subsidiary of AVG Technologies UK Limited)	Czech Republic

AVG Technologies UK Limited	United Kingdom

AVG Exploit Prevention Labs, Inc. (100% subsidiary of AVG Technologies USA, Inc.)	Delaware, United States

AVG Technologies GER, GmbH.	Germany

AVG Technologies FRA SAS	France

AVG Technologies HK, Limited	Hong Kong, China

AVG (Beijing) Internet Security Technologies Company Limited (100% subsidiary of AVG Technologies HK, Limited)	China

AVG Mobile Technologies Ltd	Israel

AVG Netherlands B.V.(1)	Netherlands

AVG Ecommerce CY Limited (100% subsidiary of AVG Netherlands B.V.)	Cyprus

AVG Technologies Israel Ltd	Israel

TuneUp Software GmbH (100% subsidiary of AVG Technologies GER, GmbH)	Germany

TuneUp Corporation (100% subsidiary of TuneUp Software GmbH)(2)	Florida, United States

AVG Technologies Distribution Switzerland AG	Switzerland

OpenInstall, Inc. (100% subsidiary of AVG Technologies USA, Inc.)	California, United States

AVG Technologies AU Pty Limited	Australia

AVG Corporate Services B.V.	Netherlands

AVG Technologies Canada, Inc.	Canada

(1)	On April 1, 2013, GAVT CZ, s.r.o. merged with AVG Netherlands B.V., as a result of which GAVT CZ, s.r.o. ceased to exist.
(2)	The 100% subsidiary of TuneUp Software GmbH, being TuneUp Corporation in Florida, is in the process of liquidation.